Exhibit 4.2

1.000% SENIOR NOTES DUE 2031

EIGHTH SUPPLEMENTAL INDENTURE

between

BORGWARNER INC.,

as Issuer

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Series Trustee, Paying Agent, Transfer Agent and Security Registrar

Dated as of May 19, 2021

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TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Form of 2031 Notes

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EIGHTH SUPPLEMENTAL INDENTURE, dated as of May 19, 2021 (the “Supplemental Indenture”), between BorgWarner Inc. a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, a national banking association, having its Corporate Trust Office at 60 Wall Street, Trust and Agency Services, 24th Floor, New York, New York 10005, as series trustee (as the “Trustee”), as security registrar (the “Security Registrar”), the paying agent (together with, as the context requires, any other Person (including the Company acting as Paying Agent) authorized by the Company to pay the principal of (or premium, if any) or interest, if any, on the Notes on behalf of the Company, the “Paying Agent”)1 and transfer agent (the “Transfer Agent”), supplemental to that certain Indenture, dated as of September 23, 1999 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. successor in interest to J.P. Morgan Trust Company, N.A. (successor in interest to The Chase Manhattan Trust Company, National Association), a national banking association, as original trustee (the “Original Trustee”).

WHEREAS, the Company executed and delivered the Base Indenture to provide for, among other things, the issuance from time to time of the Company’s debt securities in one or more series as might be authorized under the Indenture;

WHEREAS, the Base Indenture provides that the Company may enter into an indenture supplemental to the Base Indenture to establish the form and terms of any series of Securities (as defined in the Base Indenture) as provided by Sections 201 and 301 of the Base Indenture;

WHEREAS, the Board of Directors of the Company has duly adopted resolutions authorizing the Company to issue the Notes provided for in this Supplemental Indenture;

WHEREAS, the Company desires to enter into this Supplemental Indenture to provide for the establishment of a series of Securities (as defined in the Indenture) to be known as the 1.000% Senior Notes due 2031 (the “Notes”), the form, substance, terms, provisions and conditions of which are set forth in the Base Indenture and this Supplemental Indenture;

WHEREAS, the Company has duly appointed Deutsche Bank Trust Company Americas as Trustee, Paying Agent, Security Registrar and Transfer Agent with respect to the Notes (but only with respect to the Notes) pursuant to an officers’ certificate, dated as of the date hereof, as contemplated by Section 303 of the Indenture, with all of the rights, powers, trusts, duties and obligations under the Indenture with respect to the Notes (but only with respect to the Notes), and Deutsche Bank Trust Company Americas is willing to accept such appointments with respect to the Notes;

WHEREAS, the Company is entering into this Supplemental Indenture with the Trustee to evidence and provide for the acceptance of appointment thereunder by the Trustee with respect to the Notes (but only with respect to the Notes); and

[1]

NTD: Paying Agent is also defined in the Base Indenture, which is the definition, incorporated here, that should apply whenever describing “a” or “any” Paying Agent and like language. Please ensure any instances of “a” or “any” Paying Agent changed to “the” Paying Agent in the original draft are reverted, as appropriate.

WHEREAS, in respect of the foregoing Company has requested that the Trustee execute and deliver this Supplemental Indenture and has satisfied all requirements necessary to (i) make this Supplemental Indenture a valid instrument in accordance with its terms and (ii) make the series of Notes provided for hereby, when executed and delivered by the Company and authenticated by the Trustee, the valid obligations of the Company.

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1

Definitions

Section 1.01. Definition of Terms.

Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended and supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

(c) a reference to a Section or Article is to a Section or Article of this Supplemental Indenture;

(d) Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof;

(e) The following terms have the meanings given to them in this Section 1.01(e):

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by any two of the Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of such Change of Control (which period shall be extended so long as any of such Rating Agencies has publicly announced that it is considering a possible ratings downgrade); provided, that, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company and the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not such Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). Neither the Trustee nor any Paying Agent shall be responsible for monitoring the rating status of the Notes, making any request upon any Rating Agency, or determining whether any Below Investment Grade Rating Event has occurred.

“Business Day” means any day that is not a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York, London or Frankfurt are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (as defined below)) becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction or series of related transactions will not be deemed to involve a “Change of Control” if (1) as a result of such transaction or series of related transactions the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company or a holding company becomes the successor to the Company as contemplated by the provisions under Article Eight of the Indenture and (2) the direct or indirect holders of the voting stock of such holding company immediately following that transaction or series of related transactions are the same or substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or series of related transactions.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Clearstream” means Clearstream Banking S.A.

“Common Depositary” means any Person acting as the common depositary for Euroclear and Clearstream, which initially shall be Deutsche Bank AG, London Branch.

“Corporate Trust Office” means the designated office of the Trustee at which any time ins corporate trust business shall be administered, which office at the date hereof is located at 60 Wall Street – 24th floor, New York, New York 10005, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office of any successor Trustee (or other such address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), (2) all goodwill, trade names, trademarks, patents and other like intangibles and (3) appropriate adjustments on account of non-controlling interests of other Persons holding stock of the Company’s Subsidiaries, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries (but, in any event, as of a date within 150 days of the date of determination) and computed in accordance with GAAP.

“Consolidated Net Worth” means the amount of total equity shown in the Company’s most recent consolidated balance sheet.

“Current Assets” of any Person includes all assets of such Person that would in accordance with GAAP be classified as current assets.

“Current Liabilities” of any Person includes all liabilities of such Person that would in accordance with GAAP be classified as current liabilities.

“Definitive Securities” means the definitive form of Securities whereby the Securities are to be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Security or Global Securities, and the terms and conditions, if any, upon which interests in such Global Security or Global Securities may be exchanged in whole or in part for the definitive securities represented thereby in a definitive form registered in the name of Persons other than such Depositary or a nominee or nominees thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Euro” or “€” means the currency of the member states of the European Economic and Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union, as amended from time to time.

“Euroclear” means Euroclear Bank SA/NV.

“Fitch” means Fitch, Inc. and its successors.

“GAAP” means, as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to accounting principles generally accepted in the United States.

“Global Securities” shall have the meaning set forth in Section 2.06(a).

“Definitive Securities” means the definitive form of Securities whereby the Securities are to be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Security or Global Securities, and the terms and conditions, if any, upon which interests in such Global Security or Global Securities may be exchanged in whole or in part for the definitive securities represented thereby in a definitive form registered in the name of Persons other than such Depositary or a nominee or nominees thereof.

“Initial Notes” means (1) all Notes issued on the first date that Notes were originally issued under this Supplemental Indenture, (2) any additional Notes issued under Section 2.02(a) and (3) any Notes issued in replacement therefor.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories), a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories) and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfer of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Net Rental Payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments or similar charges.

“Non-Recourse Indebtedness” means the Company’s indebtedness or the indebtedness of any of the Company’s Subsidiaries in respect of which the recourse of the holder of such indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to specified assets, and with respect to which neither the Company nor any of its Subsidiaries provide any credit support.

“Notes” shall have the meaning set forth in the recitals above and shall include the Global Securities.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

“Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, that the Company owns or that is owned by one of the Company’s Significant Subsidiaries, and is located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or any portion thereof (together with the land upon which it is erected and fixtures comprising a part thereof) (1) which is financed by industrial development bonds or (2) which, in the opinion of the Company’s board of directors, is not of material importance to the Company’s total business conducted and the total business conducted by the Company’s Subsidiaries, taken as a whole.

“Rating Agency” means: (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company in writing as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Redemption Price” means the Tax Redemption Price or the Redemption Price for a redemption pursuant to Section 3.01, as the case may be.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which the Company or any of its Subsidiaries lease for a period of more than three years, any real or personal property, which property the Company or such Subsidiary has sold or transferred or will sell or transfer to such Person in contemplation of such leasing.

“Significant Subsidiary” means any of the Company’s Subsidiaries which constitutes a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X of the Exchange Act.

“Subsidiary” of a Person means (1) any corporation more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (2) any partnership or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. For the purposes of this definition, “securities having ordinary voting power” means securities or other equity interests that ordinarily have voting power for the election of directors, or persons having management power with respect to the Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc. and its successors.

“United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, including an entity treated as a corporation for United States income tax purposes, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

“U.S. Dollar” or “$” means the lawful currency of the United States of America.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE 2

The Notes

Section 2.01. Designation.

The Company hereby establishes a series of Securities designated the “1.000% Senior Notes due 2031” for issuance under the Indenture.

Section 2.02. Principal Amount; Series Treatment.

(a) The Notes shall be initially limited to an aggregate principal amount of €1,000,0000; except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, Notes pursuant to Sections 203, 304, 305, 306 or 906 of the Base

Indenture. However, the Company may, from time to time, without the consent of the Holders of the outstanding Notes, issue additional Notes, so that such additional Notes and the other Outstanding Notes of this series shall be consolidated together and form a single series of Securities under the Indenture, as supplemented by this Supplemental Indenture.

(b) Any additional Notes issued under Section 2.02(a) shall have the same terms in all respects as the corresponding series of Notes, except that interest shall accrue on the additional Notes from the most recent date to which interest has been paid on the Outstanding Notes of such series (other than the additional Notes) or, if no interest has been paid on the Outstanding Notes of such series from the first date that the Outstanding Notes were originally issued under the Indenture, as supplemented by this Supplemental Indenture.

(c) For all purposes of the Indenture and this Supplemental Indenture, all Notes, whether Initial Notes or additional Notes issued under Section 2.02(a), shall constitute one series of Securities and shall vote together as one series of Securities.

Section 2.03. Maturity.

Unless previously redeemed or repurchased in full in accordance with Article 3 of this Supplemental Indenture, the Notes will become due and payable on May 19, 2031.

Section 2.04. Payment in Euros.

Principal of, and premium or Redemption Price, if any, and interest on, and Additional Amounts (as defined herein), if any, with respect to the Notes shall be payable in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the euro is no longer used by the then member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes shall be made in U.S. Dollars until the euro is again available to the Company or so used. The amount payable on any date in euro shall be converted to U.S. Dollars on the basis of the Market Exchange Rate on the second Business Day before the date that payment is due, or if such Market Exchange Rate is not then available, on the basis of the Market Exchange Rate most recently available prior to such second Business Day, in each case calculated by the Company, which calculation shall be final absent demonstrable error. Any payment in respect of the Notes so made in U.S. Dollars shall not constitute an Event of Default under the Indenture or the Notes. Neither the Trustee nor Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

Section 2.05. Principal and Interest.

The Notes shall bear interest at the rate of 1.000% per annum from, and including May 19, 2021, or from the most recent Interest Payment Date to which interest has been paid or provided for, until the principal thereof becomes due and payable, and on any overdue principal (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. Interest on the Notes shall be payable annually in arrears on May 19 of each year, commencing on May 19, 2022 (each an “Interest Payment

Date” with respect to the Notes). Interest on the Notes shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or from May 19, 2021, if no interest has been paid on the Notes) to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association). Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Common Depositary) at the close of business on the fifteenth calendar day whether or not a Business Day immediately preceding such Interest Payment Date (the “Record Date” with respect to the Notes). If any Interest Payment Date, maturity date or earlier date of redemption or repurchase falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, that maturity date or that date of redemption or repurchase, as the case may be.

The principal of each Note payable at maturity or upon earlier redemption shall be paid against presentation and surrender of such Note at the office or agency maintained for such purpose in London, initially the Corporate Trust Office of the Paying Agent, in euro.

Section 2.06. Form of Notes.

(a) The Notes shall be issued in the form of one or more global notes in fully registered from, without coupons (“Global Securities”), duly executed by the Company and authenticated by the Trustee, which shall be deposited with, or on behalf of, the Common Depositary and shall be registered in the name of BT Globenet Nominees Limited, as nominee of Deutsche Bank AG, London Branch, as Common Depositary for, and in respect of interests held through, Euroclear and Clearstream. The Notes shall be substantially in the form of Exhibit A attached hereto. Except as provided for in Section 2.07, owners of beneficial interests in the Global Securities will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form. So long as the Common Depositary or its nominee is the registered Holder of the Global Securities, the Common Depositary or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Securities for all purposes under the Indenture and the Notes.

(b) The terms and provisions contained in the form of Notes set forth in Exhibit A shall constitute, and are hereby expressly made, a part of the Indenture, as supplemented by this Supplemental Indenture.

Notwithstanding the foregoing, in considering the interests of Holders while the Notes are represented by the Global Securities held on behalf of Clearstream and Euroclear, the Trustee may have regard to any information provided to it by or on behalf of Clearstream and Euroclear as to the identity (either individually or by category) of their respective direct participants and may consider such interests as if these direct participants were Holders of the Global Securities, provided that, in doing so, the Trustee shall not have any responsibility or liability for any records relating to, or payments made on account of, beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Any of the Notes may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture, as supplemented by this Supplemental Indenture, or as may be required by the Depositary or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject.

Notwithstanding Section 303 of the Indenture, the Notes do not require a corporate seal to be reproduced thereon.

(c) Denominations and Payments. The Notes shall be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. All payments of principal, premium or Redemption Price, if any, and interest in respect of the Notes shall be made by the Company in immediately available funds.

Section 2.07. Transfers and Exchanges.

(a) The Global Securities shall be exchanged by the Company for Definitive Securities if:

(i) Euroclear or Clearstream notify the Company that it is no longer willing or able to act as clearing agency for the Notes;

(ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated notes; or

(iii) there has occurred and is continuing an Event of Default with respect to the Notes.

(b) Whenever a Global Security is exchanged for one or more Definitive Securities, it shall be surrendered by the Holder thereof to the Security Registrar and Transfer Agent and cancelled by the Security Registrar and Transfer Agent. All Definitive Securities issued in exchange for a Global Security, a beneficial interest therein or a portion thereof shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Common Depositary (in accordance with its customary procedures).

(c) Any owner of a beneficial interest in a Global Security shall, by acceptance of such beneficial interest in the Global Security, agree that transfer of beneficial interests in such Global Security may be effected only through a book-entry system maintained by such Holder (or its agent), and that, subject to Section 2.07(a), ownership of a beneficial interest in the Notes represented thereby shall be required to be reflected in book-entry form. Transfers of a Global Security shall be limited to transfer in whole and not in part, to the Common Depositary, its successors and their respective nominees. Interests of beneficial owners in a Global Security shall be transferred in accordance with the rules and procedures of Euroclear and Clearstream (or their respective successors).

(d) Payments (including principal, premium, Redemption Price and interest) and transfers with respect to Definitive Securities shall be executed at the office or agency maintained for such purpose in London (initially the Corporate Trust Office of the Paying Agent) or, at the Company’s option, by check mailed to the Holders at the respective addresses set forth in the Register, provided that all payments (including principal, premium, Redemption Price and interest) on Definitive Securities, for which the Holders thereof have given wire transfer instructions, shall be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. No service charge shall be made for any registration of transfer, other than payment of a sum sufficient to cover any tax or governmental charge, if any, payable in connection with such registration.

ARTICLE 3

Redemption and Repurchase Of The Notes

Section 3.01. Optional Redemption by Company. The Notes may be redeemed at the option of the Company on the terms and conditions set forth in the form of Note set forth as Exhibit A.

Section 3.02. Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes as described in Section 3.01, the Company shall make an offer to each Holder to repurchase all or any part (in minimum denominations of €100,000 and any integral multiples of €1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of a Change of Control, the Company shall deliver or mail (or in the case of Global Securities, transmit in accordance with the procedures of the clearing agencies) a notice to each Holder, with a copy to the Trustee and the Paying Agent, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is transmitted (or, in the case of a notice provided prior to the consummation of Change of Control, no later than 60 days from the date of the related Change of Control Repurchase Event), other than as may be required by law, pursuant to procedures required by such Notes and described in such notice. The notice shall, if transmitted prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of this Supplemental Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of this Supplemental Indenture by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company shall, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Company’s offer;

(ii)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered pursuant to the Company’s offer; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent shall promptly transmit its check or otherwise cause to be paid to each Holder of Notes properly tendered the purchase price for such Notes, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book-entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of such Notes surrendered; provided that each new Note will be in a principal amount equal to €100,000 or an integral multiple of €1,000 in excess thereof.

The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer or (ii) notice of redemption of all outstanding Notes has been given pursuant to the Indenture unless and until there is a default in the payment of the applicable Redemption Price. In the event that such third party terminates or defaults on its offer or the Company rescinds its notice of redemption, the Company will be required to make a Change of Control offer treating the date of such termination or default as though it were the date of the Change of Control Repurchase Event. In addition, the Company shall not purchase any Notes if there has occurred and is continuing on the Change of Control payment date an Event of Default under the Indenture, other than a default in the payment of the Change of Control payment.

Section 3.03. Redemption for Tax Reasons. If as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 12, 2021, the Company becomes or, based upon a written opinion of independent counsel of recognized standing selected by the Company, will become obligated to pay Additional Amounts with respect to the Notes as set forth in Article 4 hereof, then the Notes may be redeemed at the option of the Company, in whole, but not in part, having given not less than 30 days nor more than 60 days prior notice to the Holders of the Notes, at a redemption price (the “Tax Redemption Price”) equal to 100% of the principal amount of the Notes being redeemed together with accrued and unpaid interest thereon, to, but excluding, the Redemption Date.

ARTICLE 4

Payment of Additional Amounts

Section 4.01. General. All payments in respect of the Notes shall be made by or on behalf of the Company without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company or the Paying Agent shall pay to a Holder who is not a United States person such additional amounts (the “Additional Amounts”) on the Notes as are necessary in order that the net payment by the Company or the Paying Agent of the principal of, and premium or Redemption Price, if any, and interest on, the Notes to such Holder, after such withholding or deduction, shall not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(a) to any tax, duty, assessment or other governmental charge that would not have been imposed but for the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(i) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States or having or having had a qualified business unit which has the U.S. Dollar as its functional currency;

(ii) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States;

(iii) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

(iv) being or having been an owner of a 10% or greater interest in the capital or profits of the Company within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(v) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b) to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(c) to any tax, duty, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority thereof or therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, duty, assessment or other governmental charge;

(d) to any tax, duty, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(e) to any tax, duty, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(f) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(g) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(h) to any tax, duty, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, premium, if any, or interest on, any Note, if such payment can be made without such withholding by at least one other Paying Agent;

(i) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(j) to any tax, duty, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or any intergovernmental agreement in respect of FATCA; or

(k) in the case of any combination of items (a) through (j).

Section 4.02. No other requirements. The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this Article 4, the Company shall not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

ARTICLE 5

Execution Of The Notes

Section 5.01. Execution; Certificates. The Notes and any Officers’ Certificate to be delivered under the Indenture in connection with the authentication and delivery of the Notes shall be executed and delivered as set forth in the Indenture.

ARTICLE 6

Events of Default

Section 6.01. Events of Default.

Each of the following shall be an “Event of Default” with respect to the Notes to the exclusion of the Events of Default enumerated in the Base Indenture:

(i) default in the payment of any interest on any Note when such interest becomes due and payable, and continuance of such default for a period of 30 days;

(ii) default in the payment of the principal of any Note at its Maturity;

(iii) default in the Company’s performance, or the Company’s breach, of any covenant or agreement of the Company in the Indenture, and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(iv) acceleration of, or any failure to pay at final maturity, any of the Company or its Subsidiaries’ Debt (other than the Notes or Non-Recourse Indebtedness) in an aggregate amount in excess of $150,000,000 if such acceleration is not rescinded or annulled, or such indebtedness shall not have been discharged, within 15 days after the Company receives written notice thereof; and

(v) the institution by the Company or any Significant Subsidiary of proceedings to be adjudicated as bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the institution of bankruptcy or insolvency proceedings against any of them, or the filing by any of them of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by the Company or any Significant Subsidiary to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of any of their respective properties, or the making by the Company or any Significant Subsidiary of an assignment for the benefit of its creditors generally or the admission by any of them in writing of its respective inability to pay their debts generally as they become due.

ARTICLE 7

Particular Covenants

Except as expressly set forth below, the covenants set forth in this Article 7 shall replace in their entirety the covenants set forth in Article Eight and Sections 1009 and 1010 of the Base Indenture in respect of the Notes. The covenants set forth in Article Ten of the Base Indenture shall otherwise in all respects be applicable in respect of the Notes.

Section 7.01. Limitation on Liens.

The Company shall not, and shall not permit any Subsidiary of the Company to, issue, assume or guarantee any Debt if such Debt is secured by a mortgage, pledge, security interest or lien (a “mortgage” or “mortgages”) upon any of the Principal Property of the Company or any Subsidiary of the Company or upon any Restricted Securities of any Subsidiary of the Company (whether such Restricted Securities are now owned or hereafter acquired) which owns any Principal Property, without in any such case effectively providing that the Notes shall be secured equally and ratably with (or prior to) such Debt until such time as such Debt is no longer secured by such mortgages; provided, however, that the foregoing restrictions shall not apply to:

(a) Mortgages existing on the date the Notes are originally issued or mortgages provided for under the terms of agreements existing on such date;

(b) Mortgages on Current Assets securing Current Liabilities;

(c) Mortgages on any property acquired, constructed, altered or improved by the Company or any Subsidiary of the Company after the date of the Indenture that are created or assumed contemporaneously with or within one year after such acquisition (or, in the case of property constructed, altered or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof, provided that in the case of any such construction, alteration or improvement the mortgages shall not apply to any property theretofore owned by the Company or any Subsidiary of the Company, other than (i) the property so altered or improved and (ii) any theretofore unimproved real property on which the property so constructed or altered, or the improvement, is located;

(d) Existing mortgages on property the Company or any of its Subsidiaries acquire (including mortgages on any property acquired from a Person that is consolidated with or merged with or into the Company or a Subsidiary of the Company) or mortgages outstanding at the time any Person becomes a Subsidiary of the Company that are not incurred in connection with such entity becoming a Subsidiary of the Company;

(e) Mortgages in favor of the Company or any Subsidiary of the Company;

(f) Mortgages on any property (i) in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) securing indebtedness incurred to finance all or any part of the purchase price or cost of constructing, installing or improving the property subject to such mortgages including mortgages to secure Debt of the pollution control or industrial revenue bond type, or (iii) securing indebtedness issued or guaranteed by the United States, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction;

(g) Mortgages securing the Notes;

(h) Any interest of title of a lessor or secured by a lessor’s interest under any lease permitted under the Indenture;

(i) Mortgages on the identifiable proceeds of any property or asset subject to a mortgage otherwise permitted under the Indenture; and

(j) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses to the extent that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, together with the reasonable costs related to such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property that secured the mortgage so extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, the Company and any Subsidiary of the Company may, without securing the Notes, issue, assume or guarantee secured Debt (that would otherwise be subject to the foregoing restrictions) in an aggregate amount that, together with all other such secured Debt and the aggregate amount of Attributable Indebtedness of the Company and its Subsidiaries deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to Section 1010 of the Indenture and/or Section 7.02 hereof (excluding any such Sale/Leaseback Transactions the proceeds of which have been applied in accordance with clauses (2) or (3) of Section 1010 of the Indenture and/or clauses (b) or (c) of Section 7.02 hereof), does not exceed 10% of the Consolidated Net Worth, as shown on a consolidated balance sheet as of a date not more than 90 days prior to the proposed transaction prepared by the Company in accordance with GAAP.

Section 7.02. Limitation on Sale and Leaseback Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction involving any Principal Property with any Person (other than the Company or a Subsidiary of the Company) unless:

(a) At the time of entering into such Sale/Leaseback Transaction, the Company or such Subsidiary would be entitled to incur Debt, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a mortgage on the Principal Property subject to such Sale/Leaseback Transaction, pursuant to Section 1009 of the Indenture and Section 7.01 hereof without equally and ratably securing the Notes pursuant to such provisions;

(b) After the date on which the Notes are first issued, and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, the Company or such Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company or such Subsidiary (including amounts expended for additions, expansions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction, and the Company shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below); or

(c) During the 12-month period after the effective date of such Sale/Leaseback Transaction, the Company shall have applied to the voluntary defeasance or retirement of Securities or any pari passu indebtedness of the Company an amount equal to the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction, which amount shall not be less than the fair value of such property at the time of entering into such Sale/Leaseback Transaction (adjusted to reflect any amount expended by the Company as set forth in clause (b) above), less an amount equal to the principal amount of such Securities and pari passu indebtedness voluntarily defeased or retired by the Company within such 12-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by the Company or any Subsidiary of the Company during such period.

Section 7.03. Consolidation, Merger, Conveyance, Transfer or Lease.

The Company shall not consolidate with or merge into any other corporation, or convey, transfer or lease, or permit one or more of its Significant Subsidiaries to convey, transfer or lease, all or substantially all of their property and assets on a consolidated basis (excluding any assignment solely as collateral for security purposes, but not any outright assignment upon the foreclosure of any such collateral) to any Person, unless:

(a) either the Company is the continuing corporation or such corporation or Person assumes by supplemental indenture all of the Company’s obligations under the Indenture and the Notes;

(b) immediately after such transaction, no Default or Event of Default shall exist; and

(c) the surviving corporation or such Person is a corporation, partnership, limited liability company or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia.

If any consolidation or merger or any conveyance, transfer or lease of all or substantially all of the Company’s property and assets occurs in accordance with Section 801 of the Indenture or this section, the surviving or transferee entity will succeed to, and be substituted for, and may exercise every right and power the Company has under the Indenture with the same effect as if such surviving or transferee entity had been named as the Company. The Company will be discharged from all obligations and covenants under the Indenture and the Notes.

ARTICLE 8

Trustee and Paying Agent

Section 8.01. Appointment of Trustee etc. As provided in the officers’ certificate, dated as of the date hereof, as contemplated by Section 303 of the Indenture, the Trustee for the Notes shall initially be Deutsche Bank Trust Company Americas. The duties and responsibilities of the Trustee with respect to the Notes (and only the Notes) shall be as set forth in the Indenture and the Notes and no implied covenants nor obligations shall be read into this Indenture against the Trustee, except as otherwise required by the Trust Indenture Act.

Section 8.02. Appointment of Paying Agent. The Paying Agent for the Notes shall initially be Deutsche Bank Trust Company Americas. The Company hereby initially designates the Corporate Trust Office of the Paying Agent, initially 60 Wall Street, Trust and Agency Services, 24th Floor, New York, New York 10005, as the office to be maintained by it where Notes may be presented for payment, registration of transfer or exchange, and where notices to or demands upon the Company in respect of the Notes or the Indenture may be served. The Security Registrar and Transfer Agent for the Notes shall initially be Deutsche Bank Trust Company Americas. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent, Security Registrar or Transfer Agent, to appoint additional or other Paying Agents, Security Registrars or Transfer Agents and to approve any change in the office through which any Paying Agent or Security Registrar acts. To the extent permitted by applicable law and regulation, the Paying Agent, Security Registrar and Transfer Agent may, and to the extent required by applicable law and regulation the Paying Agent, Security Registrar and Transfer Agent shall, exercise any of their respective rights or duties or perform their respective obligations under the Indenture and Notes by or through their respective agents or affiliates provided that the Paying Agent, Security Registrar and Transfer Agent shall be fully responsible for due care and faithful performance of the such respective agents or affiliates.

Section 8.03. Acceptance. Deutsche Bank Trust Company Americas hereby accepts its appointment as Trustee, Paying Agent, Security Registrar and Transfer Agent under the Indenture with respect to the Notes (but only with respect to the Notes) and accepts all of the rights, powers, trusts, duties and obligations of Trustee, Paying Agent, Security Registrar and Transfer Agent under the Indenture with respect to the Notes (but only with respect to the Notes), upon the terms and conditions set forth herein and therein, with like effect as if originally named as such in the Base Indenture. Pursuant to the Base Indenture, there shall continue to be vested in the Original Trustee all of its rights, powers, trusts, duties and obligations as trustee under the Base Indenture with respect to all of the series of Securities as to which it has served and continues to serve as trustee, and the Original Trustee shall have no rights, powers, trusts, duties and obligations with respect to the Notes.

Section 8.04. Eligibility of Trustee. The Trustee hereby represents that it is qualified and eligible under the provisions of the Trust Indenture Act and Section 607 of the Base Indenture to accept its appointment as Trustee with respect to the Notes.

Section 8.05. Concerning the Trustee. Neither the Original Trustee nor the Trustee assumes any duties, responsibilities or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture and, in carrying out its respective responsibilities thereunder, each shall have all of the rights, powers, privileges, protections, duties and immunities which it possesses under the Indenture. The Original Trustee and the Trustee shall not constitute co-trustees of the same trust, and each of the Original Trustee and the Trustee shall be trustee of a trust or trusts under the Indenture separate and apart from any trust or trusts under the Indenture administered by the other trustee. The Original Trustee shall have no liability for any acts or omissions of the Trustee and the Trustee shall have no liability for any acts or omissions of the Original Trustee.

ARTICLE 9

Supplemental Indentures

Section 9.01 below shall replace in its entirety Section 901 of the Base Indenture in respect of the Notes. Article Nine of the Base Indenture shall otherwise in all respects be applicable in respect of the Notes.

Section 9.01. Supplemental Indentures Without Consent of Holders.

The Company and the Trustee may modify and amend the Indenture without the consent of any Holder for any of the following purposes:

(a) to evidence the succession of another Person to the Company and the assumption by such Person of the Company’s covenants contained in the Indenture and the Notes;

(b) to add covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company;

(c) to add Events of Default;

(d) to secure the Notes;

(e) to evidence and provide for the acceptance of appointment by a successor to the Trustee;

(f) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

(g) to make other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of the Holders and to make any change that would provide additional rights or benefits to the holders of any or all Securities or that does not adversely affect the legal rights under the Indenture of any such Holder;

(h) to cure any ambiguity, defect or inconsistency in the Indenture; provided such action does not adversely affect the interests of the Holders;

(i) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the Notes; provided such action shall not adversely affect the interests of the Holders; or

(j) to conform with the requirements of the Trust Indenture Act.

ARTICLE 10

Miscellaneous

Section 10.01. Ratification of Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 10.02. Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 10.03. Notices.

Any request, demand, authorization, direction, notice, consent, waiver of any Act of Holders or other documents provided or permitted by the Base Indenture to be made upon, given or furnished to, or filed with, the Trustee shall be sufficient for every purpose in connection with the Notes if made, given, furnished or filed in writing to or with the Trustee at the following address:

Deutsche Bank Trust Company Americas

60 Wall Street—24th floor

MSNYC60-2405

New York, New York 10005

Attn: Trust and Agency Services

Client Services—BorgWarner, Inc.

Fax: 732-578-4635

The Trustee by prior written notice to the Company may designate additional or different addresses for subsequent notices or communications.

Notices shall be mailed to the registered Holders of the Notes at their respective addresses in the register of Holders maintained by the Registrar, save as otherwise provided herein. Any such notice shall be deemed to have been given on the date of mailing. Notwithstanding any other provisions herein, so long as the Notes are represented by one or more such Global Securities deposited with a common depositary on behalf of Clearstream and Euroclear, notices to and from Holders of the Notes may be given by delivery to Clearstream and Euroclear in accordance with their standard procedures, and such notices shall be deemed to be given on the date of the delivery of such notices to Clearstream and Euroclear.

Section 10.04. Trust Indenture Act Controls.

If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties will control.

Section 10.05. Governing Law; Jury Trial Waiver.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.06. Separability.

In case any provision contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 10.07. Counterparts; Electronic Signatures.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Signatures of the parties hereto transmitted by facsimile or PDF may be used in lieu of the originals and shall be deemed to be their original signatures for all purposes. The Notes may be signed in the name and on behalf of the Company by the manual or facsimile signature, or by way of a digital signature provided by DocuSign or Adobe Pro (or such other digital signature provider as specified in writing to the Trustee by an authorized representative of the Company, it being understood that the failure to provide such specification shall not invalidate any resulting signature accepted by the Trustee), of an officer or any other authorized representative thereof.

Section 10.08. U.S.A. Patriot Act.

The Company acknowledges that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they shall provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

**********

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

BORGWARNER INC.

By:	/s/ Craig D. Aaron
Name: Craig D. Aaron
Title: Vice President and Treasurer

Attest:	/s/ Tonit M. Calaway
Name: Tonit M. Calaway
Title: Executive Vice President, Chief
Administrative Officer and Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Series Trustee

By:	/s/ Luke Russell
Name: Luke Russell
Title: Vice President

By:	/s/ Irina Golovashcuk
Name: Irina Golovashcuk
Title: Vice President

S-1	(Signature Page to Supplemental Indenture)

EXHIBIT A

[FACE OF NOTE]

ISIN. XS2343846940

No. 1

BORGWARNER INC.

€1,000,000,000

1.000% Senior Note due 2031

BORGWARNER INC., a Delaware corporation (herein referred to as the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to BT Globenet Nominees Limited, or registered assigns, the principal sum of €1,000,000,000 on May 19, 2031 (the “Maturity Date”), unless redeemed or repurchased prior to such date as permitted or required by this Note. Interest shall be paid at the rate of 1.000% per annum from May 19, 2021 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on May 19 of each year, commencing on May 19, 2022 (each an “Interest Payment Date”), until the principal hereof is paid or made available for payment. Interest on this Note shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Note (or from May 19, 2021, if no interest has been paid on this Note) to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention. If any Interest Payment Date, maturity date or earlier date of redemption or repurchase falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, that maturity date or that date of redemption or repurchase, as the case may be

General. This Note is one of a duly authorized issue of securities (the “Securities”) of the Company, issued and to be issued in one or more series under an Indenture, dated as of September 23, 1999 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. successor in interest to J.P. Morgan Trust Company, N.A. (successor in interest to The Chase Manhattan Trust Company, National Association), a national banking association, as trustee (the “Original Trustee”), as supplemented by the Eighth Supplemental Indenture, dated as of May 19, 2021 (the “Eighth Supplemental Indenture”), between the Company and Deutsche Bank Trust Company Americas, as series trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to a series of which this Note is a part), paying agent, transfer agent and security registrar (the “Paying Agent”, the “Transfer Agent” and/or the “Security Registrar”), and as it may be supplemented from time to time (herein called, collectively, the “Indenture”), to which indenture and all indentures supplemental thereto, reference is hereby made, to the extent applicable, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “1.000% Senior Notes due 2031” (collectively, the “Notes”).

Exhibit A-1

Optional Redemption. The Company may redeem the Notes at its option at any time, in whole or from time to time in part, prior to February 19, 2031 (the “Par Call Date”) at a Redemption Price (the “Optional Redemption Price”) equal to the sum of:

(i) 100% of the principal amount of the Notes being redeemed, plus unpaid interest, if any, accrued thereon to, but excluding, the redemption date; and

(ii) the Make-Whole Amount (as defined below), if any, with respect to the Notes.

In addition, on or after the Par Call Date, the Company may redeem the Notes at its option, in whole or from time to time in part, at the Optional Redemption Price excluding any Make-Whole Amount.

“Make-Whole Amount” means, in connection with any optional redemption of the Notes, the excess, if any, of:

•

the aggregate present value as of the date of redemption of each euro of principal being redeemed and the amount of interest, excluding unpaid interest, if any, accrued thereon to, but excluding, the date of redemption that would have been payable in respect of each euro if the redemption payment had not been made (determined by discounting, on an annual basis (ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association)), the principal and interest at the Reinvestment Rate, from the respective dates on which the principal and interest would have been payable if the redemption payment had not been made, to the date of redemption), over

•	the aggregate principal amount of the Notes being redeemed.

“Reinvestment Rate” means the Comparable Government Bond Rate (as defined below) plus 0.20%.

“Comparable Government Bond Rate” means the rate equal to the gross redemption yield (rounded to three decimal places, 0.0005 being rounded upwards) of the Comparable Government Bond (as defined below) on the third Business Day prior to the date fixed for redemption, calculated on the basis of the middle market price of the Comparable Government Bond (as defined below) prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company in accordance with generally accepted market practice at such time.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German Bundesanleihe security whose maturity is closest to the maturity of the Notes, or if such independent investment bank in its discretion considers that such similar bond

Exhibit A-2

is not in issue, such other German Bundesanleihe security as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German Bundesanleihe securities selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

If the Company has given notice of redemption as provided in the Indenture and has made funds available on the redemption date referred to in the notice for the redemption, subject to any conditions precedent as contemplated below, the Notes called for redemption shall cease to bear interest on the redemption date and the Holders of those Notes from and after the redemption date shall be entitled to receive only the payment of the Optional Redemption Price upon surrender of the Notes in accordance with the notice.

The Company shall give notice of any such redemption to Holders of the Notes, at their addresses, as shown in the Security Register for the Notes, not more than 60 nor less than 10 days prior to the redemption date. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by the Holder to be redeemed.

Notice of any redemption of Notes may, at the Company’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the Company or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date.

The Company will notify Holders of any such rescission prior to the Redemption Date or by such earlier date as may be required by the applicable securities depository, or, if earlier, as soon as practicable after the Company determines that such conditions precedent will not be able to be satisfied or the Company is not able or willing to waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will becomes due and payable on the redemption date and at the applicable Redemption Price provided for herein.

Unless the Company defaults in payment of the Redemption Price, on and after the redemption date, interest shall cease to accrue on this Note or portions thereof called for redemption.

If the Company chooses to redeem less than all of the Notes, it shall notify the Trustee in writing at least 45 days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in accordance with its customary procedures, the Notes to be redeemed in part, which, in the case of Notes in book-entry form, shall be in accordance with the procedures of any applicable depositary.

Exhibit A-3

Change of Control Repurchase Event. This Note shall be repurchased by the Company upon the occurrence of a Change of Control Repurchase Event (as defined in the Indenture) on the terms and conditions set forth in the Indenture.

Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities. Such amendment may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of all Securities issued under the Indenture at the time Outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of all Outstanding Securities affected by certain provisions of the Indenture, on behalf of the Holders of all such Outstanding Securities, to waive compliance by the Company with such provisions. Furthermore, provisions in the Indenture permit the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of an individual series to waive on behalf of all of the Holders of Securities of such individual series certain past defaults under the Indenture and their consequences. Any such consent or waiver applicable to the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on, this Note at the times, place and rate, and in the coin or currency herein prescribed.

Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

Authorized Denominations. The Notes are issuable only in registered form without coupons in denominations of €100,000 or any amount in excess thereof which is an integral multiple of €1,000.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and premium, if any, and interest on, this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

Exhibit A-4

As provided in the Indenture and subject to certain limitations herein and therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

Defined Terms. All terms used in this Note (except as herein otherwise expressly provided or unless the context otherwise requires) which are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Exhibit A-5

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and attested.

Dated: May 19, 2021

BORGWARNER INC.

By:
Name: Kevin A. Nowlan
Title: Executive Vice President and Chief Financial Officer

Attest:
Name: Tonit M. Calaway
Title: Executive Vice President, Chief Administrative Officer and Secretary

TRUSTEE CERTIFICATE

OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

Exhibit A-6

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.02 (Change of Control Repurchase Event) of the Eighth Supplemental Indenture, check the box below:

[    ] Section 3.02

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 3.02 of the Eighth Supplemental Indenture, state the amount you elect to have purchased:

$______________

Date: ______________	Your Signature: __________
(Sign exactly as your name appears on the Note)

Tax Identification Number: ________

Signature guarantee: ______________

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

Exhibit A-7